UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2013

Hudson Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, One Blue Hill Plaza Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 15, 2013, Hudson Technologies Company (“HTC”), a subsidiary of Hudson Technologies, Inc. (the “Registrant”), entered into a First Amendment to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) with PNC Bank, National Association (“PNC”), which amended HTC’s existing credit, term loan and security agreement with PNC (the “Facility”). As a result of the Amendment, the Maximum Loan Amount (as defined in the Facility) has been increased from $27,000,000 to $40,000,000, and the Maximum Revolving Advance Amount (as defined in the Facility) has been increased from $23,000,000 to $36,000,000. In connection with the Amendment, each of the Registrant and its subsidiary, Hudson Holdings, Inc., entered into a Guarantors’ Ratification in which they acknowledged that the obligations under the Facility (as amended) are secured by their existing guaranty and suretyship agreements (the “Guarantors’ Ratification”). All other material terms of the Facility remain unchanged.

The Facility bears interest at a variable rate, and as of February 15, 2013, the Facility bears interest at the effective rate of 2.8%. At February 15, 2013, the total borrowings under the Facility were $17,645,787.

The foregoing description of the Amendment and related documents does not purport to be complete and is qualified in its entirety by reference to the Amendment, the $36,000,000 Amended and Restated Revolving Credit Note and the Guarantors’ Ratification, which are filed as exhibits to this report and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	First Amendment to Revolving Credit, Term Loan and Security Agreement between Hudson Technologies Company and PNC Bank, National Association, dated February 15, 2013.
Exhibit 10.2	$36,000,000 Amended and Restated Revolving Credit Note, dated February 15, 2013, by Hudson Technologies Company as borrower in favor of PNC.
Exhibit 10.3	Guarantors’ Ratification dated February 15, 2013, by the Registrant and Hudson Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: February 20, 2013	By:	/s/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia Title: Vice President Legal & Regulatory, Secretary